Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Valero Energy Corporation and subsidiaries:

We consent to the incorporation by reference in the registration statement on Form S-8 of Valero Energy Corporation and subsidiaries of our reports dated February 26, 2015, with respect to the consolidated balance sheets of Valero Energy Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, equity and cash flows, for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Valero Energy Corporation and subsidiaries, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

San Antonio, Texas

July 20, 2015